Second Quarter Fiscal 2022 Results Quarter Ended December 31, 2021 Supplementary Information to the February 8, 2022 Earnings Conference Call & Webcast Exhibit 99.2

Kimball Electronics (Nasdaq: KE) Safe Harbor Statement Certain statements contained within this supplementary information, including our fiscal year 2022 guidance, and any statements made during our earnings conference call today may be considered forward-looking under the Private Securities Litigation Reform Act of 1995. The statements may be identified by the use of words such as “expect,” “should,” “goal,” “predict,” “will,” “future,” “optimistic,” “confident,” and “believe.” Undue reliance should not be placed on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. These forward-looking statements are subject to risks and uncertainties including, without limitation, global economic conditions, geopolitical environment, global health emergencies including the COVID-19 pandemic, availability or cost of raw materials and components, foreign exchange fluctuations, and our ability to convert new business opportunities into customers and revenue. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Kimball Electronics, Inc. (the “Company”) are contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, our earnings release, and other filings with the Securities and Exchange Commission (the “SEC”). This supplementary information contains non-GAAP financial measures. The non-GAAP financial measures contained herein include Adjusted Selling & Administrative Expenses, Adjusted Operating Income, Adjusted Net Income, Adjusted Diluted Earnings Per Share, and Return on Invested Capital (“ROIC”). Management believes these measures are useful and allow investors to meaningfully trend, analyze, and benchmark the performance of the Company’s core operations. Many of the Company’s internal performance measures that management uses to make certain operating decisions use these and other non-GAAP measures to enable meaningful trending of core operating metrics. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included on the Reconciliation of Non-GAAP Results slide, which is the final slide of this supplementary information. 2

Kimball Electronics (Nasdaq: KE) Today’s speakers 3 Andy Regrut HEAD OF INVESTOR RELATIONS Jana Croom VICE PRESIDENT, CHIEF F INANCIAL OFFICER Don Charron CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Kimball Electronics (Nasdaq: KE) Q2 was another hard-fought quarter… 4 • Global supply chain issues stemming from the COVID-19 pandemic persisted and adversely impacted results • Component shortages continued to make it challenging to obtain materials needed to support customer demand • Conditions improved modestly in December with sales accelerating • Lost absorption was significant again this quarter, as we remained committed to retaining our highly skilled workforce • Well positioned with record levels of backlog • Reiterating sales guidance for fiscal 2022, result at lower end of range • Revising operating income guidance for difficult first half and outlook for balance of fiscal year

Kimball Electronics (Nasdaq: KE) Our manufacturing facilities have been ramping up production 5 • Expect running several production lines at maximum capacity • Often, we are the single source supplier • Customers may share eagerness for conditions to normalize so that we both can deliver on contractual agreements • Customer collaboration at levels even higher than our award- winning norm

Kimball Electronics (Nasdaq: KE) Facility expansion in Poznan, Poland 6 • Third facility expansion in the last 15 months • Representative of our success in winning new business • Additional capacity needed for programs with new and existing customers • Expect to add approximately 40% to existing production square footage • Leverage team in Poland to support customers based in Europe • Expansion expected to be complete in early fiscal 2024

Kimball Electronics (Nasdaq: KE) Updating Capex guidance for fiscal 2022 7 • Includes early investments in Poznan • Additional capital related to a major win in the next generation of electronic braking systems for a long-standing customer: • New high-tech system will support one of the world’s most popular light pick-up trucks • Similar to Poland, reflects success in new business development activities • With the expansions in Thailand, Mexico and Poland, expanding square footage capabilities to support growth potential in excess of $2 billion of annual revenue • Strength of our funnel and newly awarded programs

Kimball Electronics (Nasdaq: KE) Disappointed with the results in the first half of the fiscal year 8 • Outcome driven by the unavailability of materials • Lowering forecast for operating income margin in fiscal 2022 • Fully anticipate returning to an annual run rate for operating income levels in a range of 4.5% - 5% as the supply chain normalizes • Expect second half of fiscal 2022 to significantly ramp-up throughout the period, with a very strong finish to the fiscal year and operating income above that range, as the backlog of open orders is worked down

Kimball Electronics (Nasdaq: KE) Net sales decreased 2% compared to the same period last year 9 3 of 4 vertical markets reported increases in the quarter Net Sales Q2 ‘21 Q2 ‘22 $321 $315 (2%)

Kimball Electronics (Nasdaq: KE) $152 $139 Sales in the Automotive vertical market decreased 8% 10 Automotive (8%) • Automotive was the only vertical market with decreasing sales in Q2 • First quarterly decline in over a year • Driven by shortage of semiconductors • This vertical market reported record sales in the second quarter last year • OEMs are forecasting double-digit growth as the industry looks to recover • We remain bullish on the growth prospects of this vertical market Q2 ‘21 Q2 ‘22 44% O F R E V E N U E

Kimball Electronics (Nasdaq: KE) Medical Q2 ‘21 Q2 ‘22 $87 $90 +3% 11 Sales in the Medical vertical market increased 3% 29% O F R E V E N U E • Welcomed rebound to a business that has experienced ebbs & flows throughout the pandemic • Increase driven by launch and ramp-up of new products • Longer-term, we continue to believe the megatrends in the healthcare industry are an excellent set-up for growth • Launch of Kimball Medical Solutions should continue to drive growth supporting our goal of 30% of revenue coming from this space

Kimball Electronics (Nasdaq: KE)


23%
OF REVENUE

Sales in the Industrial vertical market increased 6%

- Glad to see early signs of bouncing back from today's challenging operating environment
- Business commonly referred to as "green & clean"
- Climate control, smart metering, and new customer additions drove increase in Q2
- Represent longer-term growth opportunities
- Consumption – and ultimately conservation – of water, gas, and electricity increase in popularity


Industrial
$68
$72
+6%
Q2 '21
Q2 '22

12

Kimball Electronics (Nasdaq: KE) Public Safety +3% Q2 ‘21 Q2 ‘22 $11 $11 13 Sales in the Public Safety vertical market increased 3% • Sales were $10.8 million in Q2 3% O F R E V E N U E

Kimball Electronics (Nasdaq: KE) Summary 14 • Challenging quarter with very good work from our team in tough conditions • Signs of improvement as evidenced by the higher level of sales in Q2 compared to Q1… an 8% increase • December the best month

Kimball Electronics (Nasdaq: KE) Net sales declined 2% compared to Q2 2021 15 • Sales were $315.3 million, a 2% decrease compared Q2 last year • Foreign exchange rates had a negligible impact on sales Overview Net Sales Trend

Kimball Electronics (Nasdaq: KE) Gross margin rate of 6.6%, a 270 bps decline compared to Q2 2021 16 Drivers of GM% Gross Margin Trend • Challenged by lower volumes related to the continued global parts shortage; impacting our absorption rate • Certain costs have increased this year… including higher material costs, increased freight, and wage inflation and other labor costs • Partially offset by lower profit-sharing bonus expense and lower depreciation

Kimball Electronics (Nasdaq: KE) Adjusted Selling & Administrative Expense (%)(1)(2) 17 (1) Adjusted Selling & Administrative Expense is a Non-GAAP measure – refer to Reconciliation of Non-GAAP Results on the final slide of this supplementary information. (2) Beginning in Q1’21, Adjusted Selling & Administrative Expense excludes changes in the fair value of our supplemental employee retirement plan (“SERP”) liability. Prior periods have been revised accordingly.

Kimball Electronics (Nasdaq: KE) Adjusted Operating Income (1)(2) 18 (1) Adjusted Operating Income is a Non-GAAP measure – refer to Reconciliation of Non-GAAP Results on the final slide of this supplementary information. (2) Beginning in Q1’21, Adjusted Operating Income excludes changes in the fair value of our supplemental employee retirement plan (“SERP”) liability. Prior periods have been revised accordingly.

Kimball Electronics (Nasdaq: KE) Adjusted Net Income and Adjusted Diluted EPS(1) 19 (1) Adjusted Net Income and Adjusted Diluted EPS are Non-GAAP measures – refer to Reconciliation of Non-GAAP Results on the final slide of this supplementary information.

Kimball Electronics (Nasdaq: KE) Balance Sheet 20 • Cash and cash equivalents were $56.7 million at December 31, 2021 • Cash flow used for operating activities was $48.3 million in the second quarter of fiscal 2022 • Cash conversion days were 81 days, up from 75 days in the second quarter last year • Inventory increased over $40 million in the quarter and $100 million year-to-date • Capital investments in the second quarter of fiscal 2022 were $15.1 million • Borrowings on our credit facilities were $103.0 million at December 31, 2021 • Our short-term liquidity available totaled $119.5 million at December 31, 2021

Kimball Electronics (Nasdaq: KE) Share repurchases 21 • No shares were repurchased in the second quarter of fiscal 2022 • Looking at balance sheet and capital allocation opportunities • Share repurchases would be an effective use of capital • Since October 2015, under our Board authorized share repurchase program: • A total of $79.7 million returned to Share Owners by repurchasing 5.3 million shares of common stock • $20.3 million remaining on program for deployment

Kimball Electronics (Nasdaq: KE) Guidance for fiscal year 2022 Supports facility expansions in Thailand, Mexico, early investments in Poland CapEx $70 - $80 million Expect the second half of fiscal 2022 to ramp-up significantly throughout the period, with a very strong finish to the fiscal year and operating income above that range, as we work down the backlog of orders CapEx guidance of $70 - $80 million compares to original guidance of $60 - $70 million. Additional capacity from facility expansions is needed for programs with new and existing customers, and a major win in the next generation of electronic braking systems for a longstanding customer $1.4 - $1.5 billion Net sales range 8%- 16% in net sales Operating income expected to be 3.75% - 4.25% of net sales Fully anticipate returning to an annual run rate for operating income in a range of 4.5% - 5.0% of net sales Operating income guidance of 3.75% - 4.25% compares to original guidance of 4.5% - 5.0% Expect to finish the fiscal year at the lower end of the sales range of $1.4 - $1.5 billion Increase compared to fiscal 2021 22

Kimball Electronics (Nasdaq: KE) Closing comments 23 • First half of fiscal 2022 not for the faint of heart • Ongoing impact of the pandemic, global supply chain issues, parts shortages, and rising costs creating challenging environment • Forecasting a strong second half to the fiscal year • Backlog of open orders at record levels – up approximately 78% compared to Q2 2021 • Expansion in Poland is representative of success in winning new business • Adding to package of value as multifaceted manufacturing solutions provider • Supports growing business to the $2 billion revenue milestone • ESG Report for 2021 available on corporate website

Q&A

Appendix

Kimball Electronics (Nasdaq: KE) Net Sales Automotive Vertical Market 26 -8% from Q2'21

Kimball Electronics (Nasdaq: KE) Net Sales Medical Vertical Market 27 +3% from Q2'21

Kimball Electronics (Nasdaq: KE) Net Sales Industrial Vertical Market 28 +6% from Q2'21

Kimball Electronics (Nasdaq: KE) Net Sales Public Safety Vertical Market 29 +3% from Q2'21

Kimball Electronics (Nasdaq: KE)

Reconciliation of Non-GAAP Results

(Unaudited, Amounts in Thousands, Except Per Share Data)	Q3'20	Q4'20	Q1'21	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22
Selling & Administrative Expenses, as reported	$ 9,624	$ 11,391	$ 13,117	$ 13,486	$ 11,744	$ 14,357	$ 12,204	$ 13,923
Less: SERP(2)	(914)	1,282	550	811	164	548	(87)	402
Adjusted S&A Expense	$ 10,538	$ 10,109	$ 12,567	$ 12,675	$ 11,580	$ 13,809	$ 12,291	$ 13,521
Operating Income, as reported	$ 10,588	$ 1,609	$ 17,807	$ 16,179	$ 14,638	$ 17,079	$ 4,780	$ 6,914
Add: SERP(2)	(914)	1,282	550	811	164	548	(87)	402
Add: Goodwill Impairment	—	7,925	—	—	—	—	—	—
Add: Lawsuit Settlements (Recovery)	—	—	(341)	—	(376)	345	(1,384)	—
Adjusted Operating Income (2)	$ 9,674	$ 10,816	$ 18,016	$ 16,990	$ 14,426	$ 17,972	$ 3,309	$ 7,316
Net Income, as reported	$ 6,259	$ (1,273)	$ 16,811	$ 15,062	$ 10,472	$ 14,446	$ 2,564	$ 5,113
Add: After-Tax Goodwill Impairment	—	6,947	—	—	—	—	—	—
Add: After-Tax Adjustments after Measurement Period of GES Acquisition	—	2,871	—	133	(254)	—	—	—
Add: Lawsuit Settlements (Recovery)	—	—	(259)	—	(285)	262	(1,050)	—
Adjusted Net Income	$ 6,259	$ 8,545	$ 16,552	$ 15,195	$ 9,933	$ 14,708	$ 1,514	$ 5,113
Diluted Earnings per Share, as reported	$ 0.25	$ (0.05)	$ 0.66	$ 0.60	$ 0.41	$ 0.57	$ 0.10	$ 0.20
Add: After-Tax Goodwill Impairment	$ —	$ 0.28	$ —	$ —	$ —	$ —	$ —	$ —
Add: After-Tax Adjustments after Measurement Period of GES Acquisition	$ —	$ 0.11	$ —	$ —	$ (0.01)	$ —	$ —	$ —
Add: Lawsuit Settlements (Recovery)	$ —	$ —	$ (0.01)	$ —	$ (0.01)	$ 0.01	$ (0.04)	$ —
Adjusted Diluted Earnings per Share	$ 0.25	$ 0.34	$ 0.65	$ 0.60	$ 0.39	$ 0.58	$ 0.06	$ 0.20
Operating Income (GAAP) (TTM)	$ 40,706	$ 31,996	$ 38,688	$ 46,183	$ 50,233	$ 65,703	$ 52,676	$ 43,411
Add: Goodwill Impairment (TTM)	—	7,925	7,925	7,925	7,925	—	—	—
Add: SERP (TTM)(2)	(206)	848	1,420	1,729	2,807	2,073	1,436	1,027
Add: Lawsuit Settlements (Recovery) (TTM)	(215)	—	(341)	(341)	(717)	(372)	(1,415)	(1,415)
Adj. Operating Income (non-GAAP) (TTM) (2)	$ 40,285	$ 40,769	$ 47,692	$ 55,496	$ 60,248	$ 67,404	$ 52,697	$ 43,023
Tax Effect (TTM) (2)	9,090	9,831	9,940	10,859	11,786	12,844	11,017	9,530
After-Tax Adj. Operating Income (TTM) (2)	$ 31,195	$ 30,938	$ 37,752	$ 44,637	$ 48,462	$ 54,560	$ 41,680	$ 33,493
Average Invested Capital (1)	$ 438,634	$ 437,263	$ 435,465	$ 433,192	$ 423,545	$ 415,999	$ 414,121	$ 424,854
ROIC (2)	7.1 %	7.1 %	8.7 %	10.3 %	11.4 %	13.1 %	10.1 %	7.9 %

(1) Average Invested Capital is computed using the Share Owners equity plus current and non-current debt less cash and cash equivalents averaged for the last five quarters.
(2) Beginning in Q1 FY'21, adjusted selling and administrative expense, adjusted operating income, and ROIC exclude changes in the fair value of our supplemental employee retirement plan ("SERP") liability. Prior periods have been revised accordingly.

30